Exhibit (i)

                                     Dechert
                              1775 Eye Street, N.W.
                             Washington, D.C. 20006

March 28, 2001

The Willamette Funds
One Pacific Square
220 N.W. 2nd Avenue, Suite 940
Portland, Oregon 97209

Re:      The Willamette Funds
         Registration Statement on Form N-1A
         (Registration No. 333-53864)

Dear Sirs:

We have acted as counsel to The Willamette Funds (the "Trust"), a business trust organized and existing under the laws of the State of Delaware, in connection with the above-referenced Registration Statement relating to the issuance and sale by the Trust of an indefinite amount of authorized shares of beneficial interest under the Securities Act of 1933, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion, and we are familiar with the Trust's Certificate of Trust, Declaration of Trust and its By-Laws.

Based upon the foregoing, we are of the opinion that the shares registered pursuant to the Trust's Registration Statement, when sold and paid for as contemplated in the Trust's Registration Statement, will be legally issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Trust's Registration Statement, and to the use of our name in the Trust's Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert